Exhibit 99.1

Vaxart Appoints Karen J. Wilson to its Board of Directors

SOUTH SAN FRANCISCO, Calif., Aug. 27, 2020 – Vaxart, Inc. (NASDAQ: VXRT), a clinical-stage biotechnology company developing oral vaccines that are administered by tablet rather than by injection, today announced the appointment of Karen J. Wilson to its Board of Directors and as chair of its Audit Committee. Ms. Wilson brings more than three decades of finance and leadership experience in the life sciences industry.

“We welcome Ms. Wilson to the Board of Directors. She joins us at an exciting time for our company as we advance our oral COVID-19 vaccine candidate towards the clinic,” said Andrei Floroiu, chief executive officer of Vaxart. “Her expertise in finance and operations in the biopharmaceutical industry will be an asset to Vaxart’s growth as we are developing vaccines that provide broad immunity for patients while creating value for our stakeholders.”

Ms. Wilson added, “I am excited to join Vaxart’s Board of Directors at this important juncture in the company’s evolution. I believe in the potential of the company’s unique technology platform to transform the vaccine landscape and look forward to working with the leadership team to bring this innovative technology to fruition.”

Karen J. Wilson is a biopharmaceutical finance executive and board member with more than 30 years of industry and leadership experience in life sciences companies across finance, strategy, and risk management. She is currently senior vice president of finance at Jazz Pharmaceuticals plc and an independent director for Angion Biomedica Board of Directors. Prior to Jazz in 2011, Ms. Wilson served as the principal accounting officer and vice president of finance for PDL BioPharma, Inc. She also held senior roles in finance and operations with ViroLogic, Inc. and Novare Surgical Systems, Inc. She is a certified public accountant and holds a bachelor’s degree in business from the University of California, Berkeley.

About Vaxart

Vaxart is a clinical-stage biotechnology company focused on developing oral tablet vaccines designed to generate mucosal and systemic immune responses that protect against a wide range of infectious diseases and have the potential to provide sterilizing immunity for diseases such as COVID-19. Vaxart believes that a room temperature stable tablet is easier to distribute, store and administer than injectable vaccines and may provide a significantly faster response to a pandemic than injectable vaccines, enabling a greater portion of the population to be protected. Vaxart’s development programs include oral tablet vaccines that are designed to protect against coronavirus, norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV). For more information, please visit www.vaxart.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from pre-clinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “plan” and other words and terms of similar meaning. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:
Media Relations	Investor Relations
Gloria Gasaatura LifeSci Communications Tel: (646) 970-4688 ggasaatura@lifescicomms.com	Joyce Allaire LifeSci Advisors, LLC 617 435 6602 jallaire@lifesciadvisors.com